Exhibit 99.1

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                                FONAR CORPORATION

Fonar MRI news @ aol . com                               Inventor of MR Scanning
For    Immediate   Release                               An   ISO  9001  Company

Contact:    Daniel  Culver                               110    Marcus     Drive
Director of Communications                               Melville,   N.Y.  11747
Web site:    www.fonar.com                               Tel:    (631)  694-2929
Email:invest2007@fonar.com                               Fax:    (631)  390-1709
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                          FONAR RECEIVES NASDAQ NOTICE

     MELVILLE, New York, October 15, 2008 - FONAR Corporation (NASDAQ-FONR), the Inventor of MR Scanning(TM), today announced that on October 9, 2008, the Company received an additional notice of non-compliance from The NASDAQ Stock Market LLC based upon the Company's non-compliance with the minimum stockholders' equity requirement of $2.5 million for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Marketplace Rule 4310(c)(3) (the "Stockholders' Equity Requirement"), at June 30, 2008, which could serve as an additional basis for delisting of the Company's securities from The NASDAQ Capital Market.

     As previously announced, on July 8, 2008, the Company received a notice of non-compliance from NASDAQ due to the Company's failure to satisfy NASDAQ's proxy solicitation and annual meeting requirements. In response to the first notice of non-compliance, the Company requested and subsequently attended a hearing before a NASDAQ Listing Qualifications Panel (the "Panel"), at which the Company presented its plan to regain compliance with those requirements. Pursuant to the plan presented to the Panel, on October 8, 2008, the Company filed a definitive proxy statement for the annual shareholders meeting, which is scheduled to be held on November 17, 2008. The Panel has not yet rendered a determination as a result of the hearing.

     As provided by NASDAQ's most recent notice, the Company plans to make a written submission to the Panel presenting its plan to regain compliance with the Stockholders' Equity Requirement. While the Company is hopeful that the Panel will grant its request for continued listing on NASDAQ, there can be no assurance that the Panel will do so.

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     Be sure to visit FONAR's Website for product and investor information:
                                  www.fonar.com

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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

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